SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2014, Imperial Holdings, Inc. (the “Company”) completed its previously announced private offering of $70.0 million aggregate principal amount of 8.50% senior unsecured convertible notes due 2019 (the “Notes”). The initial purchaser was granted an option to purchase up to an additional $14.0 million in aggregate principal amount of Notes. The initial purchaser partially exercised its option for $743,000 and may exercise the remainder of its option over a 30 day period. The Company received estimated net proceeds from the offering, after deducting the initial purchaser’s discount, placement fees and estimated offering expenses, of approximately $67.0 million.

The Notes were issued by the Company (i) to the initial purchaser in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and were resold by the initial purchaser only to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act, and (ii) to “accredited investors,” as defined in Rule 501 under the Securities Act, in a private placement pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

The Notes were issued pursuant to an Indenture, dated February 21, 2014 (the “Indenture”), between the Company and U.S. Bank National Association as trustee, registrar, paying agent and conversion agent. The Indenture contains customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately.

The maturity date of the Notes is February 15, 2019. The Notes accrue interest at the rate of 8.50% per annum on the principal amount of the Notes, payable semi-annually in arrears on August 15 and February 15 of each year. The first interest payment for the Notes will be August 15, 2014. The Notes are the Company’s unsecured and unsubordinated obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the Notes.

Except as described below, the Notes are convertible into shares of common stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, except that, prior to the earlier of the date on which the Company obtains the approval of its shareholders to issue shares of common stock upon conversion of the Notes in an amount that exceeds 19.99% of its outstanding common stock on the date the Notes are initially issued in accordance with the listing standards of the New York Stock Exchange (the “NYSE”), the date on which such shareholder approval is no longer required, or, August 15, 2018, holders may only convert their Notes upon the satisfaction of certain conditions.

The Notes may be converted into shares of common stock initially at a conversion rate of 147.9290 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of $6.76 per share of common stock), subject to adjustment; provided, however, unless and until the Company obtains the shareholder approval referenced above or such shareholder approval is no longer required under the listing standards of the NYSE, the number of shares of common stock received upon conversion will be subject to a “conversion share cap” (equivalent to the pro rata portion of such 19.99% limit represented by the Notes to be converted). Holders who are either affiliated with the Company’s directors or executive officers or are owners of 5% or more of the Company’s common stock will be subject to additional limitations on the number of shares of common stock that may be delivered to them with respect to a conversion of Notes they own prior to shareholder approval. In addition, unless and until such shareholder approval is obtained or is no longer required under the listing standards of the NYSE, the Company will, unless the Company elects otherwise, elect “combination settlement” with a specified dollar amount per $1,000 principal amount of Notes of at least $1,000 for all Notes submitted for exchange, which means the Company will be obligated to settle conversion obligation, by paying up to the specified dollar amount with respect to such Notes in cash and delivering shares of common stock for any conversion value in excess of such specified dollar amount, subject to the conversion share cap. Any conversion value above the conversion share cap will be paid in cash.

The Company may not redeem the Notes prior to February 15, 2017. On and after February 15, 2017, and prior to the maturity date, the Company may redeem for cash all, but not less than all, of the Notes if the last reported sale price of the Company’s common stock equals or exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will be equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date.

The description of the Indenture contained herein is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01(d). Financial Statements and Exhibits.

4.1	Indenture, dated February 21, 2014, by and between the Company and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 21, 2014	IMPERIAL HOLDINGS, INC. (Registrant)

	By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel & Secretary

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